May 9, 2011 - 9:15 AM EDT

Ardent Mines Limited Completes Acquisition of Gold Hills Mining Ltda. in Brazil

May 9, 2011 (PR Newswire) —

NEW YORK, May 9, 2011 /PRNewswire/ — Ardent Mines Limited (OTC Bulletin Board: ADNT) (referred to herein as the "Company") has acquired Gold Hills Mining Ltda. ("Gold Hills"), a Brazilian corporation which owns mineral rights on four properties located in Northeastern Brazil, comprising a total area of approximately 3,500 Hectares, to be known collectively as the "Serra do Ouro" project.  The Gold Hills properties are located in Teixeira County, in the State of Paraiba, and Itapetim County, in the State of Pernambuco.

Pursuant to a Securities Purchase Agreement, the Company has acquired 100% of all the issued and outstanding equity interests of Gold Hills.  The Company plans to commence an exploration campaign at the Gold Hills properties as soon as reasonably possible.

The properties for which Gold Hills owns mineral rights were previously explored by the CPRM, an agency of the Brazilian Government.  The highlight of these properties is a highly mineralized vein of over 13 kilometers in length, where the CPRM identified intersections with gold grades of up to 10 g/t. These observations have been confirmed in the sample analysis and other geological work conducted by Gold Hills.

Ardent Mines has also retained SRK Consulting ("SRK") to conduct a technical analysis on the Gold Hills properties. SRK has completed a preliminary analysis of the available data for Gold Hills as well as a visit of the property in mid-April. The preliminary assessment of SRK is consistent with the conclusions reached by Ardent Mines' geologists on the merits of the project and the potential gold content of the property. It is expected that SRK will produce a 43-101 Technical Report on Exploration for Gold Hills in early June, 2011.

At the conclusion of the Closing ceremony held in Sao Paulo at the offices of Xavier, Bernardes, Braganca (Ardent Mines' counsel in Brazil) Mr. Leonardo Riera, Ardent Mines' President and CEO indicated that:

"This acquisition represents a significant step for Ardent Mines. We believe our shareholders will greatly benefit from the acquisition of this asset, mineral rights that could serve as the key first step in the Company's creation of a thriving junior mining company. It is also reassuring to know that the views of our geologists, as well as those of a highly reputable firm of the caliber of SRK, coincide on the potential of Gold Hills.  We are also pleased to note that successful international mining companies have also acquired mining rights to large areas around the Gold Hills property. Finally, we are proud to announce the appointment of Mr. Luciano Borges, a seasoned geologist, former National Secretary of Mines of Brazil, and member of our Board of Directors, as the new President of Gold Hills Mining. Our pledge is to continue working in order to bring into our Company extraordinary mining assets located in stable jurisdictions and world class talent to run our operations".

About Ardent Mines Limited:

Ardent Mines is positioning itself to develop mining operations throughout the world, with a strong emphasis on Latin America.  Ardent Mines is an exploration stage company, and is presently researching and negotiating acquisitions, acquiring financing, and assembling staff.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent Mines cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent Mines will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent Mines with the U.S. Securities & Exchange Commission. Ardent Mines undertakes no obligation to update information contained in this release.

www.ardentmines.com

SOURCE Ardent Mines Limited

Source: PR Newswire (May 9, 2011 - 9:15 AM EDT)

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